Exhibit 99.1

CALGON CARBON CORPORATION        P.O. BOX 717        PITTSBURGH, PA 15230-0717        (412) 787-6700

— News Release —

CALGON CARBON ANNOUNCES LAUNCH OF NEW UV PRODUCT

Pittsburgh, PA – November 9, 2005 – Calgon Carbon Corporation (NYSE: CCC) announced the launch of its new C3500™ UV wastewater disinfection system (C3500™).

The C3500™ is the latest addition to the C3Series™ UV wastewater disinfection product line. Utilizing powerful yet energy-efficient 500 Watt lamps, the C3500™ is designed for high-flow municipal wastewater applications as well as challenging combined sewer overflow (CSO), sanitary sewer overflow (SSO), and reuse applications.

The C3500™’s breakthrough 500W low-pressure, high-output proprietary lamp design is the industry’s most powerful and represents Calgon Carbon’s continued commitment to innovation in UV product development.

Commenting on this announcement, James Sullivan, general manager of Calgon Carbon’s UV Technologies Division said, “With the success of the C3150™, launched last year, we are very excited to be expanding our wastewater product offering for large flows and reuse applications with the C3500™. This launch represents the completion of our product line for the global municipal wastewater market and is consistent with our strategic growth initiatives.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.